Exhibit 4(a).21

AMENDMENT TO NOTE PURCHASE AGREEMENT

This AMENDMENT TO NOTE PURCHASE AGREEMENT (“Amendment”) is made as of June 28, 2009 (the “Effective Date”) by and between Evolution CDC SPV Ltd. (“Seller”) and CDC Delaware Corporation (“Buyer”) for the purpose of modifying the Note Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer have entered into a Senior Exchangeable Convertible Note Purchase Agreement on April 16, 2009 regarding the 3.75% Senior Exchangeable Convertible Note(s) due 2011, identified as Note R-20 for an aggregate principal amount of US$ 18,600,000 (“Note Purchase Agreement”);

WHEREAS, the parties wish to amend and supplement the Note Purchase Agreement as set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.	Amendment of Section 2.2(a) of the Note Purchase Agreement.

Section 2.2(a) of the Note Purchase Agreement is amended and restated to read in its entirety:

“2.2 Closing.

The Closing shall occur in Atlanta, Georgia at Two Concourse Parkway, Suite 800, Atlanta, Georgia 30028 on the date of August 15, 2009 or at such other place and time before August 15, 2009 as Buyer and Seller shall mutually agree in writing (the “Closing Date”). At the Closing, Buyer shall pay the Cash Consideration to the Seller by wire transfer of immediately available funds to an account of the Seller which shall be designated by the Seller in writing at least two (2) days prior to the Closing, for and in exchange for Seller’s simultaneous delivery to Buyer of a Note Transfer Agreement with respect to the Purchased Note.”

2.	Deletion of Section 2.2(b) of the Note Purchase Agreement.

Section 2.2(b) of the Note Purchase Agreement shall be deleted in its entirety.

3.	Except as amended by this Amendment, the terms and condition of the Note Purchase Agreement shall remain in full force and effect. This Amendment may be executed in counterparts. This Amendment shall be governed by New York law.

Evolution CDC SPV Ltd.

By:	/s/ Adrian Brindle
Name:	Adrian Brindle
Title:	Director

CDC Delaware Corporation

By:	/s/ Matthew Lavelle
Name:	Matthew Lavelle
Title:	CFO